Exhibit 2.1

EXECUTION VERSION

MERGER AGREEMENT

dated

June 21, 2019

by and among

HF Foods Group Inc., a Delaware corporation

as the Parent,

B&R Merger Sub Inc., a Delaware corporation

as the Purchaser

B&R Global Holdings, Inc., a Delaware corporation

as the Company,

Stockholders of the Company,

as the Stockholders,

and Xiao Mou Zhang,

as the Stockholders’ Representative

i.

TABLE OF CONTENTS CONTINUED

TABLE OF CONTENTS CONTINUED

TABLE OF CONTENTS CONTINUED

SCHEDULES AND EXHIBITS

SCHEDULES

Schedule 1.8	Closing Payment Shares
Schedule 1.30	Leases
Schedule 4.1	Qualifications to Do Business/Business Addresses
Schedule 4.3	Governmental Authorization
Schedule 4.5	Capitalization/Stock Ownership
Schedule 4.8	Related Party Contracts
Schedule 4.9	Assumed Names
Schedule 4.10	Subsidiaries
Schedule 4.11	Consents
Schedule 4.14	Certain Changes
Schedule 4.15(b)	Permitted Liens
Schedule 4.17(a)	Material Contracts
Schedule 4.18	Insurance
Schedule 4.19	Licenses and Permits
Schedule 4.20	Exceptions to Compliance with Laws
Schedule 4.21	Intellectual Property
Schedule 4.22(a)	Largest Customers and Suppliers
Schedule 4.23(c)	Affiliate Accounts
Schedule 4.25	Highest Paid Employees/Government Investigations and Proceedings
Schedule 4.26(a)	Labor Agreements
Schedule 4.26(b)	Employees Not Terminable At Will
Schedule 4.28	Employee Benefits and Plans
Schedule 4.29	Owned Real Property

TABLE OF CONTENTS CONTINUED

Page
Schedule 4.30	Accounts
Schedule 4.31	Tax Matters
Schedule 4.34	Directors and Officers
Schedule 6.1	Certain Exceptions to Conduct of Business
Schedule 6.7	Key Personnel
Schedule 6.10	Restructuring

EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Tag Along Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Voting Agreement
Exhibit E	Form of Amended and Restated Certificate of Incorporation

v

MERGER AGREEMENT

This MERGER AGREEMENT (the “Agreement”), dated as of June 21, 2019, by and among HF Foods Group Inc., a Delaware corporation (the “Parent”), B&R Merger Sub Inc., a Delaware corporation (the “Purchaser”), B&R Global Holdings, Inc., a Delaware corporation (the “Company”), the stockholders of the Company (each, a “Stockholder” and collectively the “Stockholders”), and Xiao Mou Zhang, an individual, as the representative of the Stockholders (the “Stockholders’ Representative”).

W I T N E S S E T H :

A.	The Company is in the business of operating a food service distributor serving Chinese restaurants in the Western region of the United States (the “Business”); and

B.	The Purchaser is a wholly-owned subsidiary of the Parent; and

C.

The parties desire that Purchaser merge with and into the Company, upon the terms and subject to the conditions set forth herein and in accordance with applicable Law (the “Merger”), and that the shares of Company Common Stock (excluding any shares held in the treasury of the Company) be converted upon the Merger into the right to receive the Applicable Per Share Merger Consideration, as is provided herein (the Company following the Merger is sometimes hereinafter referred to as the “Surviving Corporation”).

The parties accordingly agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1     “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

1.2     “Additional Agreements” means the Voting Agreement, the Registration Rights Agreement, the Escrow Agreement, the Employment Agreements and the Tag Along Agreement.

1.3     “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of any doubt, (a) with respect to all periods prior to the Closing, the Principal Stockholder is an Affiliate of the Company, and (ii) with respect to all periods subsequent to the Closing, Purchaser is an Affiliate of the Company.

1.4     “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

1.5     “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.6     “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York are authorized to close for business.

1.7    “Closing Indebtedness” means, as of the Reference Time, the aggregate amount of all Indebtedness of the Company and its Subsidiaries, on a consolidated basis, determined in accordance with the U.S. GAAP. For purpose of this definition, Closing Indebtedness shall not include the debts and liabilities of B&R Realty Holding, LLC and liabilities associated with any Real Property that is not owned by the Company or its Subsidiaries.

1.8     “Closing Payment Shares” means stock certificates representing, in the aggregate, 30,700,000 shares of Parent Common Stock payable to the Stockholders and in such amounts set forth opposite each Stockholder’s name on Schedule 1.8, with a deemed price per share of the greater of the average closing sale price of the Company’s Common Stock for ten (10) consecutive trading days prior to the Closing or $13.30 (the “Deemed Value”).

1.9     “COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

1.10     “Code” means the Internal Revenue Code of 1986, as amended.

1.11     “Company Stock Rights” means all options, warrants or other rights to purchase, convert or exchange into Company Common Stock.

1.12     “Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company is a party or by which any of its respective assets are bound, including any entered into by the Company in compliance with Article 6.1 after the date hereof and prior to the Closing, each of which have a performance value of in excess of $150,000.00 or a term longer than one year; and all rights and benefits thereunder, including all rights and benefits thereunder with respect to all cash and other property of third parties under the Company’s dominion or control.

1.13     “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.14      “DGCL” means Delaware General Corporation Law.

1.15     “Dissenting Shares” means any shares of Company Common Stock held by Stockholders who are entitled to appraisal rights under Delaware law, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to their shares in accordance with Delaware law.

1.16      “Environmental Laws” shall mean all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.17      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.18      “Escrow Agreement” means the agreement in the form attached hereto as Exhibit A governing the Escrow Shares.

1.19      “Employment Agreements” mean the separate employment agreements that shall be entered and subject to further negotiation between the Surviving Corporation and each of the Key Personnel of the Company.

1.20      “Escrow Shares” means shares of Parent Common Stock representing 5% of the aggregate amount of Closing Payment Shares.

1.21      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.22      “Final Net Working Capital” means the Net Working Capital as reflected in the finally determined Closing Statement (as defined in Article 3.4(a)).

1.23     “Former Company” means B&R Global Holdings, LLC, a Delaware limited liabilty company and predecessor-in-interest to the Company. Former Company was merged into the Company effective January 2, 2019.

1.24      “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.25      “Hazardous Materials Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.26      “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person and (h) any agreement to incur any of the same.

1.27     “Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefor, trade name, license, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, software programs, data bases, u.r.l.s., and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by the Company, or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

1.28     “Inventory” is defined in the UCC.

1.29     “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

1.30     “Leases” means the leases with respect to the stores, warehouses and parking lots leased by the Company or its Subsidiaries at the locations as set forth on Schedule 1.30 attached hereto, together with all fixtures and improvements erected on the premises leased thereby. Schedule 1.30 also lists certain subleases of premises by Subsidiaries of the Company to other Subsidiaries of the Company, to VIEs, or to third parties. Such subleases are not “Leases” for purposes of this Agreement.

1.31     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.32     “Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business of the Company, taken as a whole, or to the ability of any Party to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect (whether short-term or long-term) arising from or relating to (1) general business or economic conditions, including such conditions related to the business of the Company, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in United States generally accepted accounting principles, (5) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (a) any existing event, occurrence, or circumstance with respect to which Parent has knowledge as of the date hereof and (b) any adverse change in or effect on the business of the Company that is cured by the Company before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Article XII.

1.33      “Net Working Capital” means, as of the Reference Time, (i) all current assets, including cash and cash equivalents, minus (ii) all current liabilities, in each case, of the Company and its Subsidiaries on a consolidated basis and as determined in accordance with the U.S. GAAP; provided, that, for purposes of this definition, whether or not the following is consistent with the U.S. GAAP, “current assets” will exclude any receivable from a Stockholder.

1.34     “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.35     “Parent Common Stock” means the common stock of Parent.

1.36     “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (C) not resulting from a breach, default or violation by the Company of any Contract or Law; and (iii) the Liens set forth on Schedule 4.15(b).

1.37     “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.38     “Pre-Closing Period” means any period that ends on or before the Closing Date or, with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the day of the Closing.

1.39     “Principal Stockholder” means Spotlight Investments, LLC.

1.40     “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.41     Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by the Parent and the Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

1.42     “Registration Rights Agreement” means the agreement in the form attached hereto as Exhibit C governing the resale of the Closing Payment Shares.

1.43     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.44     “SEC” means the Securities and Exchange Commission.

1.45     “Securities Act” means the Securities Act of 1933, as amended.

1.46     “Subsidiary” means each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities thereof are owned, directly or indirectly, by the Company.

1.47     “Tag Along Agreement” means the Agreement in the form attached hereto as Exhibit B between each of the post-transaction stockholders of Purchaser signatory thereto, pursuant to which such stockholders agree not to transfer their shares of Purchaser Common Stock except in accordance with the terms of such agreement for a period of five years from the Closing Date.

1.48      “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property.

1.49     “Target Net Working Capital” means $18,285,340.42 as of May 31, 2019.

1.50     “Target Closing Indebtedness” means $100,118,740.84 as of May 31, 2019.

1.51     “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.52     “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.53     “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.54     “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.55     “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.56     “VIEs” means the entities that are listed as VIEs on the financial statements of the Company or Former Company from time to time. Although the Company does not have a formal ownership interest in the VIEs, it exercises a level of control in the VIEs sufficient for them to be included in the Company’s consolidated financial statements.

ARTICLE II
THE MERGER

2.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, pursuant to an appropriate certificate of merger (the “Certificate of Merger“) and in accordance with Delaware law, the Purchaser shall be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation“).

2.2     Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XII hereof, the closing of the Merger (the “Closing“) shall take place electronically or at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York, at 10:00 a.m. local time, on or before September 30, 2019, subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article X hereof. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall cause the Certificate of Merger to be filed with the Department of the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of Delaware law. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Department of the Secretary of State of the State of Delaware or at such other date and time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time“).

2.3     Board of Directors. Immediately after the Closing, the Parent’s board of directors will consist of five (5) directors. The parties will enter into a five (5) year voting agreement (the “Voting Agreement”) in the form attached hereto as Exhibit D, which shall provide for the following: Immediately after the Closing, (i) Zhou Min Ni shall be a director and the chairman of the Parent; (ii) Xiao Mou Zhang shall be a director of the Parent; (iii) Zhou Min Ni shall select one person to serve as an independent director of the Parent, (iv) Xiao Mou Zhang shall select one person to serve as an independent director of the Parent, (v) Zhou Min Ni and Xiao Mou Zhang shall jointly select one person to serve as an independent director of the Parent; and (vi) for so long as the following respective persons desire such appointment as officers of the Parent, Zhou Min Ni and Xiao Mou Zhang shall be elected as Co-Chief Executive Officers thereof, and Xiao Mou Zhang shall be elected as Chief Financial Officer thereof.

2.4     Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the relevant provisions of Delaware law.

2.5     Articles of Incorporation; Bylaws.

(a)     At the Effective Time, the amended articles of incorporation of the Company shall become the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with their terms, the bylaws of the Company, and as provided by Law.

(b)     At the Effective Time, and without any further action on the part of the Company or Purchaser, the bylaws of the Company shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by Law.

2.6     No Further Ownership Rights in Company Capital Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock (as defined in Article 4.5) on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Capital Stock, except as otherwise provided for herein or by Law.

2.7     Withholding Rights. Notwithstanding anything to the contrary contained in this Agreement, Purchaser, the Company and the Stockholders’ Representative shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement or any Additional Agreement, such amounts as Purchaser, the Company or the Stockholders’ Representative, as the case may be, are required to withhold and pay over to the applicable Authority with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax Law. To the extent that amounts are so withheld and paid over, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made.

2.8     Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.9     Section 368 Reorganization. For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby (i) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each such party and each of the stockholders of the Company (x) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (y) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368 of the Code.

ARTICLE III
CONVERSION OF SHARES; CLOSING MERGER CONSIDERATION

3.1     Conversion of Capital Stock.

(a)     Conversion of Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the Stockholders, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, the applicable portion of the Closing Payment Shares for such share of Parent Common Stock (the “Applicable Per Share Merger Consideration“) as specified on Schedule 1.8 hereto. All fractional shares of Company Common Stock held by Stockholders shall be entitled to receive the Applicable Per Share Merger Consideration with respect to such fractional shares.

(b)     Capital Stock of Merger Sub. Each share of capital stock of Purchaser that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Purchaser, be converted into and become one share of common stock of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Parent Common Stock will, as of the Effective Time, evidence ownership of such share of common stock of the Surviving Corporation.

(c)     Treatment of Company Capital Stock Owned by the Company. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(d)     No Liability. Notwithstanding anything to the contrary in this Article 3.1, none of Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)     Surrender of Certificates. All shares of Parent Common Stock issued upon the surrender of shares of the Company Common Stock in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, other than any additional rights pursuant to this Agreement, provided that any restrictions on the sale and transfer of such shares shall also apply to the Parent Common Stock so issued in exchange.

(f)     Lost, Stolen or Destroyed Certificates. In the event any certificates for any Company Common Stock shall have been lost, stolen or destroyed, Purchaser shall cause to be issued in exchange for such lost, stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof, the Applicable Per Share Merger Consideration; provided, however, that Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Purchaser with respect to the certificates alleged to have been lost, stolen or destroyed.

3.2     Amended and Restated Certificate of Incorporation. Parent shall obtain stockholder approval, as required by applicable law, of the Amended and Restated Certificate of Incorporation attached hereto as Exhibit E, and such Amended and Restated Certificate of Incorporation shall be filed with the Division of Corporations of the Secretary of State of Delaware promptly after the Closing.

3.3     Payment of Merger Consideration.

(a)     Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock will be issued pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Purchaser.

(b)     Legend. Each certificate issued pursuant to the Merger to any holder of Company Common Stock shall bear the legend set forth below, or a legend substantially equivalent thereto, together with any other legends that may be required by any applicable securities laws at the time of the issuance of the Parent Common Stock:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE ORDINARY SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

3.4     Merger Consideration Adjustment.

(a)     No later than ninety (90) days after the Closing Date, the Parent shall prepare and deliver to and the Stockholders’ Representative a “closing statement” (when finalized pursuant to this Article 3.4, the “Closing Statement”), setting forth, among others, (i) the Net Working Capital; (ii) a consolidated balance sheet of the Company and its Subsidiaries as of the Reference Time; and (iii) the Closing Indebtedness. The Closing Statement shall be prepared in accordance with U.S. GAAP and prepared consistently with the audited December 31, 2018 financial statements of the Company. The Closing Statement shall be prepared, and the Closing Indebtedness and Net Working Capital shall be determined in accordance with the U.S. GAAP and otherwise in accordance with this Agreement.

(b)     The Stockholders’ Representative shall review the Closing Statement promptly after the delivery of the same by the Parent. The Parent shall, upon reasonable request, provide the Stockholders’ Representative with applicable work papers used in the preparation of the Closing Statement. If the Stockholders’ Representative does not agree with the content of the Closing Statement, the Stockholders’ Representative shall raise objection by delivering a written statement of objection (the “Notice of Objection”) to the Stockholder within twenty (20) Business Days after the receipt of the Closing Statement from the Parent, specifying in reasonable detail the item(s) which are disputed, the basis of such disputes and the changes the Stockholders’ Representative considers necessary. The Closing Statement shall become binding and conclusive on the Parties for the purpose of the determination of the Applicable Per Share Merger Consideration if the Stockholders’ Representative does not deliver a Notice of Objection to the Company pursuant to and in accordance with this paragraph.

(c)     If the Stockholders’ Representative delivers a Notice of Objection in accordance with paragraph (b) above, then the Parties shall first try to resolve the objected items through mutual consultation. If any objected items cannot be resolved through mutual consultation within ten (10) Business Days from the date of the Notice of Objection, such dispute shall be submitted to Marcum LLP or such other firm mutually acceptable to the Stockholders’ Representative and the Parent (the “Independent Accountant”) for final determination; provided, that if the Independent Accountant does not accept its appointment and/or if the Stockholders’ Representative and the Parent cannot agree on the Independent Accountant, in either case within ten (10) Business Days after the date on which the dispute is submitted to the Independent Accountant in accordance with this Article 3.4(c), then either the Stockholders’ Representative or the Parent may require, by written notice to the other, that the Independent Accountant be selected by the New York City Regional Office of the American Arbitration Association (the “AAA”) in accordance with the AAA’s procedures. The Independent Accountant shall be an independent (i.e., no prior material business relationship with any party for the prior two (2) years) accounting firm. The parties agree that the Independent Accountant will be deemed to be independent even though a party or its Affiliates may, in the future, designate the Independent Accountant to resolve disputes of the types described in this Article 3.4.

(d)     If any items in dispute are submitted to the Independent Accountant for final determination, (i) each of the Stockholders’ Representative and the Parent shall furnish to the Independent Accountant such work papers and other documents and information relating to the disputed items as the Independent Accountant may request and are available to that Party, and shall be afforded the opportunity to present to the Independent Accountant any material relating to the determination and to discuss the determination with the Independent Accountant; (ii) the Independent Accountant shall be directed to, within twenty (20) Business Days after submission of the issues, deliver a notice to each of the Stockholders’ Representative and the Parent, setting out its adjustment or revision of the Closing Statement, and/or the resolution of all issues in dispute; (iii) the Closing Statement as adjusted or otherwise revised and finally determined by the Independent Accountant, as set forth in its notice delivered to each of the Stockholders’ Representative and the Parent, shall be binding and conclusive on the Parties; and (iv) the costs of the Independent Accountant shall be paid by the Parent (on one hand) and the Stockholders (on the other hand) in the same proportion that the aggregate disputed amount so submitted to the Independent Accountant that is unsuccessfully disputed by each such party as finally determined by the Independent Accountant bears to the total disputed amount.

(e)     Upon finalization of the Closing Statement, the parties shall calculate an “Adjustment Amount,” which shall equal (A + B’) – (A’ + B), where A = the Final Net Working Capital, A’ = the Target Net Working Capital, B = the Final Closing Indebtedness, and B’ = the Target Closing Indebtedness. If the Adjustment Amount is a positive number, it shall be disregarded. If the Adjustment Amount is a negative number, the Stockholder Representative shall direct the Escrow Agent to release from Escrow for cancellation by the Parent a number of Escrow Shares equal to the Adjustment Amount multiplied by (-1), and divided by the Deemed Value.

(f)     Each of the Purchaser and the Stockholder Representative shall bear the fees, costs and expenses of its own accountants.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and the Stockholders, jointly and severally, hereby represent and warrant to Parent and Purchaser that each of the following representations and warranties is true, correct and complete as of the date of this Agreement. For the purposes of this Article IV, where appropriate, the term “Company” shall refer to the Company and/or the Former Company, and their respective consolidated Subsidiaries and VIEs, all on a consolidated basis.

4.1     Corporate Existence and Power. Each of the Company and its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the State of its organization. Each such entity has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted by it. No such entity is qualified to do business as a foreign entity in any jurisdiction, except as set forth on Schedule 4.1, and there is no other jurisdiction in the failure of any such entity to qualify to do business could result in a Material Adverse Effect. The Company and its Subsidiaries have offices located only at the addresses set forth on Schedule 4.1. Except as otherwise disclosed in this Agreement, neither the Company nor any of its Subsidiaries has taken any action, adopted any plan, or made any agreement or commitment in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

4.2     Authorization. The execution, delivery and performance by the Company of this Agreement and the Additional Agreements and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company, including the unanimous approval of the stockholders of the Company. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency, moratorium, and the relief of debtors and similar generally applicable Laws regarding creditors' rights and rules of law governing specific performance, injunctive relief, or other equitable remedies. For purposes of this Section 4.2, the “Company” shall mean the Company alone, and not its consolidated Subsidiaries.

4.3     Governmental Authorization. Other than as set forth on Schedule 4.3, neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Governmental Approval”).

4.4     Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreements does or will (a) contravene or conflict with the organizational or constitutive documents of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company, (c) except for the Contracts listed on Schedule 4.11 requiring Company Consents (but only as to the need to obtain such Company Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company or by which any of the Company Capital Stock or any of the Company’s assets is or may be bound or any Permit, (d) result in the creation or imposition of any Lien on any of the Company Capital Stock or any of the Company’s assets, or (e) cause a loss of any material benefit relating to the Business to which the Company is entitled under any provision of any Permit or Contract binding upon the Company.

4.5     Capitalization. The Company has an authorized capitalization consisting of 10,000,000 shares of common stock, $0.0001 par value per share, (collectively, the “Company Common Stock“), of which 6,665,516 shares of Company Common Stock are issued and outstanding as of the date hereof. The Company does not have any shares of preferred stock authorized or issued and outstanding. No Company Common Stock is held in its treasury. All of the issued and outstanding Company Common Stock has been duly authorized and validly issued, is fully paid and non-assessable and has not been issued in violation of any preemptive or similar rights of any Person. All of the issued and outstanding Company Common Stock is owned of record and beneficially by the Persons set forth on Schedule 4.5. The only shares of Company Common Stock that will be outstanding immediately after the Closing will be the Company Common Stock owned by Purchaser. No other class of capital stock of the Company is authorized or outstanding. There are no: (a) outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the capital stock of the Company, or (b) to the knowledge of the Company, other than the Voting Agreement as contemplated herein, agreements with respect to any of the Company Common Stock, including any voting trust, other voting agreement or proxy with respect thereto.

4.6     Articles of Incorporation and Bylaws. Copies of (a) the amended articles of incorporation of the Company, as certified by the Delaware Secretary of State, and (b) the bylaws of the Company, as certified by the secretary of the Company, have heretofore been made available to Purchaser, and such copies are each true and complete copies of such instruments in effect on the date hereof. The Company has not taken any action in violation or derogation of its articles of incorporation or bylaws.

4.7     Corporate Records. All proceedings occurring since December 31, 2017 of the board of directors, including committees thereof, and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of the Company. The stock ledgers and stock transfer books of the Company are complete and accurate. The stock ledgers and stock transfer books and minute book records of the Company relating to all issuances and transfers of stock by the Company, and all proceedings of the board of directors, including committees thereof, and stockholders of the Company since December 31, 2017 have been made available to Purchaser, and are the original stock ledgers and stock transfer books and minute book records of the Company or true, correct and complete copies thereof.

4.8     Third Parties. Except as set forth on Schedule 4.8, to the Company’s knowledge, no Key Personnel (as defined in Article 6.7) engage in any business, except through the Company, or are employees of or provide any service for compensation to, any other business. Schedule 4.8 lists or describes each Contract to which the Company, on the one hand, and any Stockholder beneficially owning more than 10% of the common stock of the Company (collectively, a “10% Stockholder”), or any Affiliate of such a Stockholder on the other hand, is a party. Except to the extent otherwise disclosed on Schedule 4.8, no Stockholder or any Affiliate of a Stockholder (i) owns, directly or indirectly, in whole or in part, any tangible or intangible property (including Intellectual Property Rights) that the Company uses or the use of which is necessary for the conduct of the Business or the ownership or operation of the Company’s assets, or (ii) has engaged in any transactions with the Company. Schedule 4.8 sets forth a complete and accurate list of the Affiliates of the Company (exclusive of officers, directors, or employees) and the ownership interests in the Affiliates of the Company.

4.9     Assumed Names. Schedule 4.9 is a complete and correct list of all assumed or “doing business as” names currently or, within five (5) years of the date of this Agreement, used by the Company, including names on any websites. Since December 31, 2017, the Company has not used any name other than the names listed on Schedule 4.9 to conduct the Business. The Company has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself, except where the failure to file will not have a Material Adverse Effect.

4.10     Subsidiaries.

(a)     Except as set forth on Schedule 4.10, the Company does not currently own, directly or indirectly, securities or other ownership interests in any other entity. The Company owns the percentage of the issued and outstanding equity, whether capital stock or membership interests of each Person listed on Schedule 4.10 as shown therein. None of the Company or any of its Subsidiaries is a party to any agreement relating to the formation of any joint venture, association or other entity.

(b)     Each Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under and by virtue of the Laws of the jurisdiction of its formation set forth by its name on Schedule 4.10. Each Subsidiary has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted. No Subsidiary is qualified to do business as a foreign entity in any jurisdiction, except as set forth by its name on Schedule 4.10, and there is no other jurisdiction in which the character of the property owned or leased by any Subsidiary or the nature of its activities make qualification of such Subsidiary in any such jurisdiction necessary, except where failures to so qualify, in the aggregate, would not have a Material Adverse Effect. Each Subsidiary has offices located only at the addresses set forth by its name on Schedule 4.10. No Subsidiary has taken any action, adopted any plan, or made any agreement or commitment in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

4.11     Consents. The Contracts listed on Schedule 4.11 are the only Contracts binding upon the Company or by which any of the Company Capital Stock or any of the Company’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

4.12     Financial Statements.

(a)     Company has previously delivered to Parent (i) the audited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2018, 2017 and 2016, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12) month periods ended on such dates, and the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates (collectively, the “Financial Statements” and the audited consolidated balance sheets as of December 31, 2018, 2017 and 2016 included therein, collectively, the “Balance Sheets”).

(b)     The Financial Statements are complete and accurate in all material respects and fairly present, in conformity with U.S. GAAP applied on a consistent basis, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Financial Statements (i) were prepared from the Books and Records of the Company; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all liabilities for all material Taxes applicable to the Company with respect to the periods then ended.

(c)     Except as specifically disclosed, reflected or fully reserved against on the 2018 Balance Sheet, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business, since December 31, 2018 (the “Balance Sheet Date”), there are no liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Company that are required under U.S. GAAP to be included on a balance sheet. All material debts and liabilities, fixed or contingent, which should be included under U.S. GAAP on the 2018 Balance Sheet are included therein.

(d)     Each Balance Sheet included in the Financial Statements accurately reflects (either in the text or in the footnotes, as appropriate) the outstanding Indebtedness of the Company as of the date thereof.

(e)     All financial projections delivered by or on behalf of the Company to Purchaser with respect to the Business were prepared in good faith using assumptions that the Company believes to be reasonable and the Company is not aware of the existence of any fact or occurrence of any circumstances that is reasonably likely to have an Material Adverse Effect.

4.13     Books and Records. The Company shall make all Books and Records of the Company available to Purchaser for its inspection and shall deliver to Purchaser complete and accurate copies of all documents referred to in the Schedules to this Agreement or that Purchaser otherwise has requested within thirty (30) days from the date hereof. All Contracts, documents, and other papers or copies thereof delivered to Purchaser by or on behalf of the Company are accurate, complete, and authentic.

(a)     The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i)     transactions are executed only in accordance with the respective management’s authorization;

(ii)     except to the extent otherwise disclosed in the Financial Statements, all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by U.S. GAAP;

(iii)     access to assets is permitted only in accordance with the respective management’s authorization; and

(iv)     recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b)     All accounts, books and ledgers of the Company have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The Company does not have any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Company and which is not located at the relevant office.

4.14     Absence of Certain Changes. Except to the extent otherwise disclosed on Schedule 4.14 hereto, since the Balance Sheet Date, the Company has conducted the Business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, since the Balance Sheet Date, other than in the ordinary course of business, and except as otherwise disclosed in Schedule 4.14 hereto, there has not been:

(a)     any Material Adverse Effect;

(b)     any transaction, Contract or other instrument entered into, or commitment made, by the Company relating to the Business, or any of the Company’s assets (including the acquisition or disposition of any assets) or any relinquishment by the Company of any Contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent in all respects, including kind and amount, with past practices and those contemplated by this Agreement;

(c)     (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or other equity interests in the Company; (ii) any issuance by the Company of shares of capital stock or other equity interests in the Company, or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by the Company of any outstanding shares of capital stock or other equity interests;

(d)     (i) any creation or other incurrence of any Lien other than Permitted Liens on the Company Capital Stock or any of the Company’s assets, or (ii) any making of any loan, advance or capital contributions to or investment in any Person by the Company;

(e)     any material personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of the Company;

(f)     increased benefits payable under any existing severance or termination pay policies or employment agreements; entered into any employment, deferred compensation or other similar agreement (or amended any such existing agreement) with any director, officer, manager or employee of the Company; established, adopted or amended (except as required by law) any bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer, manager or employee of the Company; or increased any compensation, bonus or other benefits payable to any director, officer, manager or employee of the Company, other than increases to non-officer employees in the ordinary course of business consistent with past practices;

(g)     any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company;

(h)     any sale, transfer, lease to others or other disposition of any of its assets by the Company except for inventory sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(i)     (i) any amendment to or termination of any Material Contract, (ii) any amendment to any material license or material permit from any Authority held by the Company, (iii) any receipt of any notice of termination of any of the items referenced in (i) or (ii); or (iv) a material default by the Company under any Material Contract, or any material license or material permit from any Authority held by the Company;

(j)     any capital expenditure by the Company in excess in any fiscal month of an aggregate of $1,000,000 or entering into any lease of capital equipment or property under which the annual lease charges exceed $500,000 in the aggregate by the Company;

(k)     any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to the Company or its property or suffering of any actual or threatened litigation, action, proceeding or investigation before any court or governmental body relating to the Company or its property except where such litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to the Company or its property would not have a material adverse effect;

(l)     any loan of any monies to any Person or guarantee of any obligations of any Person by the Company;

(m)     except as required by GAAP, any change in the accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) of the Company or any revaluation of any of the assets of the Company;

(n)     other than as contemplated herein, any amendment to the Company’s organizational documents, or any engagement by the Company in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction;

(o)     any acquisition of assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or business of any Person;

(p)     any material Tax election made by the Company outside of the ordinary course of business consistent with past practice, or any material Tax election changed or revoked by the Company; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by the Company; any annual Tax accounting period changed by the Company; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into by the Company; or any right to claim a material Tax refund surrendered by the Company; or

(q)     any commitment or agreement to do any of the foregoing.

Except to the extent otherwise disclosed on Schedule 4.14 hereto, since the Balance Sheet Date through and including the date hereof, the Company has not taken any action nor has any event occurred which would have violated the covenants of the Company set forth in Article 6.1 herein if such action had been taken or such event had occurred between the date hereof and the Closing Date.

4.15     Properties; Title to the Company’s Assets.

(a)     The Company’s Tangible Personal Property is generally in good operating condition and repair and functions in accordance with its intended uses (ordinary wear and tear excepted) and has generally been properly maintained, and is generally suitable for its present uses.

(b)     The Company has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the 2018 Balance Sheet or acquired after December 31, 2018 (exclusive of assets sold or otherwise disposed of in the ordinary course of business after December 31, 2018). No such asset is subject to any Liens other than Permitted Liens. The Company’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

4.16     Litigation. Except to the extent otherwise disclosed in the 2018 Financial Statements, there is no Action (or any basis therefore) pending against, or to the best knowledge of the Company threatened against or affecting, the Company, any of its officers or directors, the Business, or any Company Capital Stock or any of the Company’s assets or any Contract before any court, Authority or official which could have a Material Adverse Effect, or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Company which require the payment of funds in excess of $500,000.

4.17     Contracts.

(a)     Schedule 4.17(a) lists all material Contracts, oral or written (collectively, “Material Contracts”) to which the Company is a party (exclusive of Contracts between the Company, the Company Subsidiaries, and/or VIEs) and which are currently in effect and constitute the following:

(i)     all Contracts that require annual payments or expenses by, or annual payments or income to, the Company of $1,000,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii)     all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company in excess of $1,000,000 annually;

(iii)     all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company or other Person, under which the Company (A) has continuing obligations for payment of annual compensation of at least $200,000 (other than written or oral contracts for at-will employment), (B) has severance or post termination obligations to such Person (other than COBRA obligations), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company;

(iv)     all Contracts creating a joint venture, strategic alliance, limited liability company and partnership agreements to which the Company is a party;

(v)     all Contracts relating to any acquisitions or dispositions of assets by the Company, exclusive of Contracts for the purchase or sale of inventories in the ordinary course of business;

(vi)     all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than “shrink wrap” licenses;

(vii)     all material Contracts relating to secrecy, confidentiality and nondisclosure agreements restricting the conduct of the Company or substantially limiting the freedom of the Company to compete in any line of business or with any Person or in any geographic area;

(viii)     all material Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of the Company or used by the Company;

(ix)     all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, exclusive of indemnification agreements in favor of customers entered into in the ordinary course of business;

(x)     all Contracts with or pertaining to the Company to which any 10% Stockholder is a party;

(xi)     all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $100,000 per month;

(xii)     all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and/or lines of credit;

(xiii)     any Contract relating to the voting or control of the equity interests of the Company or the election of directors of the Company (other than the Organizational Documents of the Company);

(xiv)     any Contract not cancellable by the Company with no more than 60 days’ notice if the effect of such cancellation would result in monetary penalty to the Company in excess of $500,000 per the terms of such contract; and

(xv)     any Contract for which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated hereby or by which the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement.

(b)     Each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Company nor, to the Company’s best knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. The Company has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company’s assets. No Material Contract imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to Purchaser or any of its Affiliates.

(c)     Except as disclosed in Schedule 4.11, none of the execution, delivery or performance by the Company of this Agreement or Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company or to a loss of any material benefit to which the Company is entitled under any provision of any Material Contract.

(d)     Except as disclosed in 2018 Financial Statements, the Company is in material compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness, except where the failure would not result on a right to declare a default or breach by the third party to any note, indenture, bond or other instrument or agreement.

4.18     Insurance. Schedule 4.18 contains a true, complete and correct list (including the names and addresses of the insurers, the names of the Persons if other than the Company to whom such insurance policies have been issued, the expiration dates thereof, and a brief identification of the nature of the policy) of all liability, property, workers’ compensation and other insurance policies currently in effect that insure the property, assets or business of the Company or its employees (other than self-obtained insurance policies by such employees). Each such insurance policy is valid and binding and in full force and effect, all premiums due thereunder have been paid and the Company has not received any notice of cancellation or termination in respect of any such policy or default thereunder. Neither the Company, nor, to the knowledge of the Company, the Person to whom such policy has been issued, has received notice that any insurer under any policy referred to in this Article 4.18 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. Within the last two (2) years the Company has not filed for any claims exceeding $1,000,000 against any of its insurance policies, exclusive of automobile and health insurance policies. The Company has not received written notice from any of its insurance carriers or brokers that any premiums will be materially increased in the future, and does not have any reason to believe that any insurance coverage listed on Schedule 4.18 will not be available in the future on substantially the same terms as now in effect.

4.19     Licenses and Permits. Schedule 4.19 correctly lists each material license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”), exclusive of business licenses and transportation or vehicle licenses or permits. Except as indicated on Schedule 4.19, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related third party consents have been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Company has all Permits necessary to operate the Business.

4.20     Compliance with Laws. The Company is not in violation of, has not violated, and to the Company’s best knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, other than where such violation would not have a Material Adverse Effect, nor to the Company’s knowledge except as disclosed on Schedule 4.20, is there any basis for any such charge and within the last 24 months the Company has not received any subpoenas by any Authority.

(a)     Without limiting the foregoing paragraph, the Company is not in violation of, has not violated, and to the Company’s best knowledge is not under investigation with respect to nor has been threatened or charged with or given notice of any violation of any provisions of:

(i)     any Law applicable due to the specific nature of the Business;

(ii)     the Foreign Corrupt Practices Act of 1977 (§§ 78dd-1 et seq.), as amended (the “Foreign Corrupt Practices Act”);

(iii)     any comparable or similar Law of any jurisdiction; or

(iv)     any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

4.21     Intellectual Property.

(a)     Schedule 4.21 sets forth a true, correct and complete list of all Intellectual Property Rights, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) all licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right.

(b)     Within the past two (2) years (or prior thereto if the same is still pending or subject to appeal or reinstatement), the Company has not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and the Company has no knowledge of any other claim of infringement by the Company, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights of the Company.

(c)     To the best of Company’s knowledge, the current use by the Company of the Intellectual Property Rights does not infringe, and the use by the Company of the Intellectual Property Rights after the Closing will not infringe, the rights of any other Person. To the best of Company’s knowledge, any Intellectual Property Rights used by the Company in the performance of any services under any Contract is, and upon the performance of such Contract remains, owned by the Company and no client, customer or other third-party has any claim of ownership on the Intellectual Property Rights.

(d)     Intentionally Omitted.

(e)     None of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Company immediately prior to the Closing to not be owned, licensed or available for use by the Company on substantially the same terms and conditions immediately following the Closing.

(f)     The Company has taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of Company Intellectual Property that are confidential and all other confidential information, data and materials licensed by the Company or otherwise used in the operation of the Business.

4.22     Customers and Suppliers.

(a)     Schedule 4.22(a) sets forth a list of the Company’s ten (10) largest customers and its ten (10) largest suppliers as measured by the dollar amount of purchases therefrom or thereby, for the Company’s December 31, 2018 and 2017 fiscal years, showing the approximate total sales by the Company to each such customer and the approximate total purchases by the Company from each such supplier, during each such period.

(b)     No supplier listed on Schedule 4.22(a) and, to the actual knowledge of the Company, no customer listed on Schedule 4.22(a), has (i) terminated its relationship with the Company, (ii) materially reduced its business with the Company or materially and adversely modified its relationship with the Company, (iii) notified the Company in writing of its intention to take any such action, or (iv) to the Knowledge of the Company, become insolvent or subject to bankruptcy proceedings.

4.23     Accounts Receivable and Payable; Loans.

(a)     All accounts receivable and notes of the Company reflected on the 2018 Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Company in the ordinary course of business consistent with past practice. The accounts payable of the Company reflected on the 2018 Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b)     To the best of the Company’s knowledge, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Material Adverse Effect. To the best of the Company’s knowledge, all accounts, receivables and notes are good and collectible in the ordinary course of business, subject in each case to reserves for uncollectible accounts reflected on the Company’s Books and Records.

(c)     Schedule 4.23(c) discloses (i) any and all accounts, receivables and notes which were owed to the Company by any Affiliate of the Company as of December 31, 2018; and (ii) any indebtedness of the Company to its Affiliates as of December 31, 2018. Since December 31, 2018, no such accounts, receivables, notes, or indebtedness between the Company and its Affiliates has arisen except in the ordinary course of business consistent with past practice.

4.24     Pre-payments. The Company has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

4.25     Employees.

(a)     Schedule 4.25 sets forth a true, correct and complete list of the ten (10) highest paid employees and independent contractors of the Company as of December 31, 2018, including the name, department, title, and employment or engagement commencement date for each such person. Unless indicated in such list, no salaried employee or independent contractor included in such list (i) is currently on leave, (ii) has given written notice of his or her intent to terminate his or her relationship with the Company, or (iii) has received written notice of such termination from the Company. To the actual knowledge of the Company, no salaried employee or independent contractor (but specifically excluding all account executives) of the Company that earned an aggregate amount of compensation in excess of $100,000 in the December 31, 2018 fiscal year intends to terminate his or her relationship with the Company within six (6) months following the Closing Date. Schedule 4.25 describes all material proceedings, governmental investigations or administrative proceedings of any kind against the Company of which the Company has been notified regarding its employees or employment practices, or operations as they pertain to conditions of employment within two (2) years preceding the date of this Agreement.

(b)     There is not presently, to the Company’s knowledge any activity or proceeding by a labor union or representative thereof to organize any employees of the Company.

(c)     Except as disclosed on Schedule 4.25 hereto, there are no pending or, to the knowledge of the Company, threatened claims or proceedings against the Company under any worker’s compensation policy or long-term disability policy.

(d)     Except as would not have a Material Adverse Effect, the Company has, to its knowledge, properly classified all of its employees as exempt or non-exempt.

4.26     Employment Matters.

(a)     Schedule 4.26(a) sets forth a true and complete list of every employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company now in effect or under which the Company has or might have any obligation, or any understanding between the Company and any employee concerning the terms of such employee’s employment, in each case that does not apply to the Company’s employees generally (collectively, “Labor Agreements”). The Company shall deliver to Purchaser, prior to the Closing, true and complete copies of each such Labor Agreement, any employee handbooks and/or policy statement of the Company, and complete and correct information concerning the Company’s employees, including with respect to each such employee’s (i) name, residence address, and social security number; (ii) position; (iii) compensation; (iv) vacation and other fringe benefits; (v) claims under any benefit plan; and (vii) resident alien status (if applicable).

(b)     Except as disclosed on Schedule 4.26(b):

(i)     all employees of the Company are employees at will, and the employment of each employee by the Company may (subject to laws against discrimination and the like) be terminated immediately by the Company, as applicable, without any cost or liability except severance in accordance with the Company’s standard severance practice as disclosed on Schedule 4.26(b);

(ii)     intentionally omitted

(iii)     to the best knowledge of the Company, no employee of the Company, in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(iv)     the Company is not a party to any collective bargaining agreement, does not have any material labor relations problems, and, to the Company’s knowledge, there is no pending representation question or union organizing activity respecting employees of the Company.

(c)     To its knowledge, the Company has complied in all material respects with all Labor Agreements and all applicable laws relating to employment, immigration, or labor. All accrued obligations of the Company applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Company to any trust or other fund or to any Authority, with respect to unemployment or disability compensation benefits, social security benefits, under ERISA or otherwise, have been paid or adequate accruals therefor have been made.

4.27     Withholding. All material obligations of the Company applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Company’s Books and Records.

4.28     Employee Benefits and Compensation.

(a)     Schedule 4.28 sets forth a true and complete list of each “employee benefit plan” (as defined in Section 3(3) of ERISA), bonus, deferred compensation, equity-based or non-equity-based incentive, severance or other plan or written agreement relating to employee or director benefits or employee or director compensation or fringe benefits, maintained or contributed to by the Company at any time during the 7-calendar year period immediately preceding the date hereof and/or with respect to which the Company could incur or could have incurred any direct or indirect, fixed or contingent liability (each a “Plan” and collectively, the “Plans”). Each Plan is and has been maintained in substantial compliance with all applicable laws, including but not limited to ERISA, and has been administered and operated in all material respects in accordance with its terms.

(b)     Each Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service and, to the knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. No event which constitutes a “reportable event” (as defined in Section 4043(c) of ERISA) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the “PBGC”) has occurred with respect to any Plan. No Plan subject to Title IV of ERISA has been terminated or is or has been the subject of termination proceedings pursuant to Title IV of ERISA. Full payment has been made of all amounts which the Company was required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and no Plan which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(c)     Neither the Company nor to the knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transaction in connection with any Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. The Company has not maintained any Plan (other than a Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code) which provides benefits with respect to current or former employees or directors following their termination of service with the Company (other than as required pursuant to COBRA). Each Plan subject to the requirements of COBRA has been operated in substantial compliance therewith.

(d)     No individual will accrue or receive additional benefits, service or accelerated rights to payment of benefits as a direct result of the transactions contemplated hereby. No material liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the knowledge of the Company, threatened, by or against any Plan or the Company with respect to any Plan (other than for benefits payable in the ordinary course and PBGC insurance premiums). No Plan or related trust owns any securities in violation of Section 407 of ERISA. With respect to each Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) as of the most recent actuarial valuation report prepared for each such Plan, the aggregate present value of the accrued liabilities thereof (determined in accordance with Statement of Financial Accounting Standards No. 35) did not exceed the aggregate fair market value of the assets allocable thereto.

(e)     No Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and the Company has not been obligated to contribute to any multiemployer plan. No material liability has been, or could reasonably be expected to be, incurred under Title IV of ERISA (other than for PBGC insurance premiums payable in the ordinary course) or Section 412(f) or (n) of the Code, by the Company or any entity required to be aggregated with the Company pursuant to Section 4001(b) of ERISA and/or Section 414 (b), (c), (m) or (o) of the Code with respect to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA).

(f)     There is no unfunded non-tax-qualified Plan which provides a pension or retirement benefit.

(g)     The Company has not made any commitment to create or cause to exist any employee benefit plan which is not listed on Schedule 4.28, or to modify, change or terminate any Plan (other than as may be necessary for compliance with applicable law).

(h)     The Company does not have any plan, arrangement or agreement providing for “deferred compensation” that is subject to Section 409A(a) of the Code, or any plan, arrangement or agreement that is subject to Section 409A(b) of the Code.

(i)     With respect to each Plan, the Company has delivered or caused to be delivered to Purchaser and its counsel true and complete copies of the following documents, as applicable, for each respective Plan: (i) all Plan documents, with all amendments thereto; (ii) the current summary plan description with any applicable summaries of material modifications thereto as well as any other material employee or government communications; (iii) all current trust agreements and/or other documents establishing Plan funding arrangements; (iv) the most recent IRS determination letter and, if a request for such a letter has been filed and is currently pending with the IRS, a copy of such filing; (v) the three most recently prepared IRS Forms 5500; (vi) the three most recently prepared financial statements; and (vii) all material related contracts, including without limitation, insurance contracts, service provider agreements and investment management and investment advisory agreements.

4.29     Real Property.

(a)     Except as set forth on Schedule 4.29, the Company does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Company has good, valid and subsisting title to its respective leasehold estates in the offices described on Schedule 4.29, free and clear of all Liens. The Company has not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company or served upon the Company claiming any violation of any local zoning ordinance.

(b)     With respect to the Leases: (i) they are valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessees have been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessees’ obligations thereunder have been granted by the lessors; (v) there exists no material default or event of default thereunder by the Company or, to the Company’s knowledge, by any other party thereto; (vi) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a material default or event of default by the Company thereunder; and (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. The Company holds the leasehold estate on the Leases free and clear of all Liens, except for Liens of taxing authorities and Liens of mortgagees of the Real Property in which such leasehold estate is located. The Real Property leased by the Company is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with any of the leased Real Property. Except as otherwise disclosed on Schedule 4.29, the Company is in physical possession and actual and exclusive occupation of the whole of the leased properties, none of which are subleased or assigned to another Person. The Company does not owe any brokerage commission with respect to any Real Property.

4.30     Accounts. Schedule 4.30 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of the Company, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

4.31     Tax Matters.

(a)     (i) Except as disclosed on Schedule 4.31, the Company has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct, complete and accurate and disclose all Taxes required to be paid; (iii) there is no Action, pending or proposed or, to the best knowledge of the Company, threatened, with respect to Taxes of the Company or for which a Lien may be imposed upon any of the Company’s assets and, to the best of the Company’s knowledge, no basis exists therefor; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company for which a Lien may be imposed on any of the Company’s assets has been waived or extended, which waiver or extension is in effect; (v) the Company has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company; (vi) the transactions contemplated hereby are not subject to withholding under Section 1445 of the Code; (vii) no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed with respect to or as a result of any transaction contemplated by this Agreement; (viii) none of the assets of the Company is required to be treated as owned by another Person for income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or otherwise; (ix) none of the assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code, “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, or subject to a “TRAC lease” under Section 7701(h) of the Code (or any predecessor provision); (x) there is no Lien for Taxes upon any of the assets of the Company; (xi) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement (within the meaning of Section 7121 of the Code or any analogous provision of applicable Law), with respect to the Company; (xii) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company has not paid any Tax or filed Tax Returns, asserting that the Company is or may be subject to Tax in such jurisdiction; (xiii) the Company has provided to Purchaser true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after December 31, 2010; (xiv) there is no outstanding power of attorney from the Company authorizing anyone to act on behalf of the Company in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company; (xv) the Company is not, and has ever been, a party to any Tax sharing or Tax allocation Contract; (xvi) the Company is and has never been included in any consolidated, combined or unitary Tax Return; (xvii) to the knowledge of the Company, no issue has been raised by a Taxing Authority in any prior Action relating to the Company with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Company for any other period; (xviii) the Company has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; (xix) the Company is not a party to any Contract for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by the Company by reason of Section 162 or 404 of the Code; (xx) the Company is not a party to a Contract that requires or would upon the occurrence of certain events require the Company to make a payment which would not be fully deductible under Section 280G of the Code without regard to whether such payment is reasonable compensation for services rendered and without regard to any exception that requires future action by any Person; (xxi) the Company is not a “consenting corporation” within the meaning of Section 341(f) of the Code (as in effect prior to the repeal of such provision); (xxii) the Company has never made or been required to make an election under Section 336 or 338 of the Code; (xxiii) during the last two years, the Company has not engaged in any exchange under which gain realized on the exchange was not recognized under Section 1031 of the Code; (xxiv) the Company was not a “distributing corporation” or a “controlled corporation” under Section 355 of the Code in any transaction within the last two years or pursuant to a plan or series of related transactions (within the meaning of Section 355(e) of the Code) with any transaction contemplated by this Agreement; (xxv) the Company is not, and has never been, a “personal holding company” (within the meaning of Section 542 of the Code), a stockholder in a “controlled foreign corporation” (within the meaning of Section 957 of the Code), a “foreign personal holding company” (within the meaning of Section 552 of the Code as in effect prior to the repeal of such section), or a “passive foreign investment company” (within the meaning of Section 1297 of the Code), or, an owner in any entity treated as a partnership or disregarded entity for U.S. federal income tax purposes; (xxvi) none of the outstanding indebtedness of the Company constitutes indebtedness to which any interest deduction may be limited or disallowed under Section 163(i), (j) or (l), 265 or 279 of the Code (or any comparable provision of applicable Law); (xxvii) the Company is not and has not been a “United States real property holding corporation” (within the meaning of Code Section 897(c)(2)) at any time during the period specified in Section 897(c)(l)(A)(ii) of the Code; (xxviii) the Company is not and has not been treated as a foreign corporation for U.S. federal income tax purposes, and (xxix) the Company is not an “investment company” for purposes of Sections 351(e) or 368 of the Code and the Treasury Regulations promulgated thereunder.

(b)     The Company has not entered into a “reportable transaction” (within the meaning of Section 6707A of the Code or Treasury Regulations §1.6011-4 or any predecessor thereof) and has not participated in any “nondisclosed noneconomic substance transaction” within the meaning of Section 6662(i)(2) of the Code. In the case of any transaction that could result in a “substantial understatement of income tax” (within the meaning of Section 6662(d) of the Code) of the Company if the claimed Tax treatment were disallowed, the Company has “substantial authority” (within the meaning of Section 6662(d) of the Code) for the claimed treatment, or in the case of a transaction other than a “tax shelter” (within the meaning of Section 6662(d)(2)(C)(ii) of the Code), has “adequately disclosed” (within the meaning of Section 6662(d) of the Code) on its applicable income Tax Return the relevant facts affecting the Tax treatment and there is a reasonable basis for such Tax treatment. The Company has not been a party to a transaction that does not have economic substance within the meaning of Section 7701(a) of the Code or that fails to meet the requirements of any similar rule of law as used in Section 6662(b)(6) of the Code.

(c)     The Company is not required to include any adjustment under Section 481 or 482 of the Code (or any corresponding provision of applicable Law) in income for any period ending after the Balance Sheet Date. The Company will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of applicable Law); (ii) an election under Section 108(i) of the Code; or (iii) use of an installment sale, open transaction, income forecast or completed contract method of accounting with respect to any transaction that occurred on or before the Closing Date.

(d)     The unpaid Taxes of the Company (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Balance Sheet and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

(e)     The Stockholders acknowledge that following the Closing, any FIRPTA Certificate or IRS Forms W-9 or applicable W-8 delivered to Purchaser pursuant to Article 9.2(p) will be retained by Purchaser, and will be made available to the Taxing Authorities upon request. Environmental Laws.

(f)     The Company has not (i) received any written notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(g)     The Company has delivered to Purchaser all material records in its possession concerning the Hazardous Materials Activities of the Company and all environmental audits and environmental assessments in the possession or control of the Company of any facility currently owned, leased or used by the Company which identifies the potential for any violations of Environmental Law or the presence of Hazardous Materials on any property currently owned, leased or used by the Company.

(h)     To Company’s knowledge, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company such as could give rise to any material liability or corrective or remedial obligation of the Company under any Environmental Laws.

4.32    Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of Affiliates who might be entitled to any fee or commission from Purchaser or any of its Affiliates (including the Company following the Closing) upon consummation of the transactions contemplated by this Agreement.

4.33     Powers of Attorney and Suretyships. The Company does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or, except as otherwise disclosed on the Company’s Financial Statements, any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

4.34     Directors and Officers. Schedule 4.34 sets forth a true, correct and complete list of all directors, officers, and managers of the Company.

4.35     Other Information. Neither this Agreement nor any of the documents or other information made available to Purchaser or its Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with Purchaser’s due diligence review of the Business, the Company Capital Stock, the Company’s assets or the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

4.36     Certain Business Practices. Neither the Company, nor any director, officer, agent or employee of the Company (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Company, nor any director, officer, agent or employee of the Company (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Company) has, since December 30, 2014, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction, which, if not given could reasonably be expected to have had a Material Adverse Effect on the Company, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Company or that could reasonably be expected to subject the Company to suit or penalty in any private or governmental litigation or proceeding.

4.37     Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”), and no Action involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

4.38     OFAC. Neither the Company, nor any director or officer of the Company (nor, to the knowledge of the Company, any agent, employee, affiliate or Person acting on behalf of the Company) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

4.39     Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

4.40     Unanimous Approval. The Stockholders have unanimously approved this Agreement and the transactions contemplated hereby. Accordingly, there are no Dissenting Shares.

4.41     No Other Representations or Warranties. Parent, on its own behalf and on behalf of its Affiliates, acknowledges, represents, warrants and agrees that (i) the Company makes no representation or warranty, express or implied, in respect of any of its assets, liabilities or operations and (ii) Parent has not relied upon the accuracy or completeness of any express or implied representation, warranty, statement or information of any nature made or provided by any Person on behalf of the Company or the Stockholders, including without limitation in any confidential information statement, management presentation, or document made available in a data room, in each case other than the representations and warranties expressly set forth in this Article IV.

4.42     Knowledge. As used in this Agreement, “best knowledge of the Company”, “knowledge of the Company” or similar terms shall mean the actual knowledge of the Key Personnel as listed on Schedule 6.7 and what such Key Personnel should have known given his or her position within the Company following reasonable inquiry or investigation.

4.43     Prior Knowledge. No party shall be liable for any losses resulting from or relating to any inaccuracy in or breach of any representation or warranty in this Agreement if the party seeking indemnification for such losses had knowledge of such breach prior to the date of this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represent and warrant to the Company that, as of the date hereof:

5.1     Corporate Existence and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. Parent has not entered into any definitive agreements with respect to any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

5.2     Corporate Authorization. The execution, delivery and performance by the Parent of this Agreement and the Additional Agreements and the consummation by the Parent of the transactions contemplated hereby and thereby are within the corporate powers of the Parent and have been duly authorized by all necessary corporate action on the part of the Parent, including the Parent’s board of directors and shareholders to the extent required by the their organizational documents, the DGCL, any other applicable Law or any contract to which the Company or any of its shareholders is a party or by which or its securities are bound. This Agreement has been duly executed and delivered by the Parent and it constitutes, and upon its execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of the Parent, enforceable against it in accordance with its terms.

5.3     Governmental Authorization. Other than as required under Delaware Law, or as otherwise set forth on Schedule 5.3, neither the execution, delivery nor performance of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

5.4     Non-Contravention. The execution, delivery and performance by the Parent of this Agreement does not and will not (i) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon the Parent, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Parent or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Parent is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon Parent or by which any of the Parent’s Capital Stock or any of the Parent’s assets is or may be bound or any Permit, (iii) result in the creation or imposition of any Lien on any of the Parent’s Capital Stock or any of the Parent’s assets, or (iv) cause a loss of any material benefit relating to the Business.

5.5     Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent or its Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

5.6     Issuance of Shares. The Closing Payment Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

5.7     Capitalization. The authorized capital stock of Parent consists of 30,000,000 shares of common stock, par value $0.0001 per share (“Parent Common Stock“), and 1,000,000 preferred shares, par value $0.0001 per share, of which 22,167,486 shares of Parent Common Stock and 0 shares of such preferred stock are issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, the Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in the Parent’s organizational documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.8     Information Supplied. None of the information supplied or to be supplied by the Parent expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that is included in the Parent SEC Documents).

5.9     Board Approval. The Parent Board (including any required committee or subgroup) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, and (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of Parent.

5.10     Parent SEC Documents and Parent Financial Statements. Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year Parent was required to file such a form, (ii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Quarterly Reports on Form 10-Q filed since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Article 5.10) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the (“Parent SEC Documents”). The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Article 5.10, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

5.11     Certain Business Practices. Neither Parent, nor any director, officer, agent or employee of the Parent (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Parent, nor any director, officer, agent or employee of the Parent (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Parent) has, since December 30, 2014, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Parent or assist the Parent in connection with any actual or proposed transaction, which, if not given could reasonably be expected to have had a Material Adverse Effect on the Parent, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Parent or that could reasonably be expected to subject the Parent to suit or penalty in any private or governmental litigation or proceeding.

5.12     Litigation. There is no Action (or any basis therefore) pending against, or to the best knowledge of the Parent, threatened against or affecting, the Parent, any of its officers or directors, or any of the Parent’s assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Parent which require the payment of funds, in the aggregate, in excess of $500,000.

5.13     Money Laundering Laws. The operations of the Parent are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Parent with respect to the Money Laundering Laws is pending or, to the knowledge of the Parent, threatened.

5.14     OFAC. Neither the Parent, nor any director or officer of the Parent (nor, to the knowledge of the Parent, any agent, employee, affiliate or Person acting on behalf of the Parent) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC; and the Parent has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

5.15     Corporate Records. All proceedings occurring since May 31, 2019 of the board of directors, including committees thereof, and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of Parent. The stock ledgers and stock transfer books of Parent are complete and accurate. The stock ledgers and stock transfer books and minute book records of the Company relating to all issuances and transfers of stock by Parent, and all proceedings of the board of directors, including committees thereof, and stockholders of Parent since December 31, 2017 have been made available to Purchaser, and are the original stock ledgers and stock transfer books and minute book records of Parent or true, correct and complete copies thereof.

5.16     No Other Representations or Warranties. The Company and the Stockholders, on their own behalf and on behalf of their Affiliates, acknowledge, represent, warrant and agree that (i) Parent makes no representation or warranty, express or implied, in respect of any of its assets, liabilities or operations and (ii) neither the Company nor any Stockholder has not relied upon the accuracy or completeness of any express or implied representation, warranty, statement or information of any nature made or provided by any Person on behalf of Parent, including without limitation in any confidential information statement, management presentation, or document made available in a data room, in each case other than the representations and warranties expressly set forth in this Article V.

ARTICLE VI
COVENANTS OF THE COMPANY PENDING CLOSING

   For purposes of this Article VI, the “Company” shall shall refer to the Company and its Subsidiaries on a consolidated basis. The Company and the Stockholders covenant and agree that:

6.1     Conduct of the Business.  (a)  From the date hereof through the Closing Date, the Company shall conduct the Business only in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of Parent, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without Parent’s prior written consent (which shall not be unreasonably withheld), the Company shall not after date of the Agreement:

(i)     amend, modify or supplement its articles of incorporation, bylaws and/or other organizational or governing documents;

(ii)     amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract (including Contracts described in Article 7.1(a)(iii)) below), or any other right or asset of the Company;

(iii)     modify, amend or enter into any contract, agreement, lease, license or commitment, which (A) is with respect to Real Property, (B) extends for a term of one year or more or (C) obligates the payment of more than $750,000 (individually or in the aggregate);

(iv)     make any capital expenditures in excess of $2,000,000 individually or in the aggregate);

(v)     sell, lease, license or otherwise dispose of any of the Company’s assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein or (ii) sales of Inventory in the ordinary course consistent with past practice or (iii) those which do not or would not involve assets with a value of more than $1,000,000 individually or in the aggregate;

(vi)     accept returns of products sold from Inventory except in the ordinary course, consistent with past practice;

(vii)     pay, declare or promise to pay any dividends or other distributions with respect to its capital stock, or pay, declare or promise to pay any other payments to any stockholder of the Company (other than, in the case of any stockholder that is an employee of the Company, payments of salary accrued in said period at the current salary rate set forth on Schedule 4.25) or any Affiliate of the Company;

(viii)     authorize any salary increase of more than 10% for any employee of the Company making an annual salary equal to or greater than $200,000 or in excess of $500,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of the Company;

(ix)     except for drawing upon existing lines of credit or revolving loans, obtain or incur any loan or other Indebtedness,;

(x)      suffer or incur any Lien, except for Permitted Liens, on the Company’s assets;

(xi)     Intentionally Deleted;

(xii)     delay, accelerate or cancel any receivables or Indebtedness owed to the Company or write off or make further reserves against the same;

(xiii)     except as specified in Schedule 6.1, merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xiv)     suffer any insurance policy protecting any of the Company’s assets to lapse;

(xv)     amend any of its plans set forth in Article 4.28(a) or fail to continue to make timely contributions thereto in accordance with the terms thereof;

(xvi)     make any change in its accounting principles or methods or write down the value of any Inventory or assets;

(xvii)     change the place of business or jurisdiction of organization of the Company;

(xviii)     extend any loans other than travel or other expense advances to employees in the ordinary course of business, which in no event shall exceed $1,000 individually or $10,000 in the aggregate;

(xix)     except as specified in Schedule 6.1, issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock;

(xx)      effect or agree to any change in any practices or terms, including payment terms, with respect to customers or suppliers;

(xxi)     make or change any material Tax election or change any annual Tax accounting periods; or

(xxii)     agree to do any of the foregoing.

(b)     The Company shall not (i) take or agree to take any action that might make any representation or warranty of the Company inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

6.2     Access to Information.

(a)     From the date hereof until and including the Closing Date, the Company shall, to the best of its ability, (a) continue to give the Parent, its legal counsel and other representatives full access to the offices, properties and Books and Records, (b) furnish to the Parent, its legal counsel and other representatives such information relating to the Business as such Persons may request and (c) cause the employees, legal counsel, accountants and representatives of the Company to cooperate with Parent in its investigation of the Business; provided that no investigation pursuant to this Article (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company and, provided further, that any investigation pursuant to this Article shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company.

(b)     If requested by the Parent, the Company shall arrange for representatives of Parent to meet with or speak to the representatives of the ten (10) largest suppliers of the Company.

6.3     Notice of Certain Events. The Company shall promptly notify Parent of:

(a)     any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Parent, post-Closing) to any such Person or create any Lien on any Company Capital Stock or any of the Company’s assets;

(b)     any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c)     any Actions commenced or threatened against, relating to or involving or otherwise affecting the Company, any stockholder of the Company, Company Capital Stock or the Company’s assets or the Business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d)     the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e)     the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by the Company to be false or misleading in any respect or to omit or fail to state a material fact.

6.4     Annual and Interim Financial Statements. As promptly as practicable following the execution of this Agreement, and in no event later than June 30, 2019, the Company shall provide the Parent with reviewed consolidated financial statements of the Company and each of its Subsidiaries for the quarters ended March 31, 2019 and 2018 (“Interim Financial Statements”). Thereafter, the Company shall provide the Parent with consolidated interim financial information of the Company and each of its Subsidiaries no later than forty-five (45) calendar days following the end of each three-month quarterly period. If the Company does not deliver the Interim Financial Statements and quarterly financial statements for each three-month quarterly period as required by this Article 6.4, the Parent shall have the right to terminate this Agreement in accordance with Article 12.2(a) hereof. The Interim Financial Statements and the subsequent quarterly financial statements shall be accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with U.S. GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments. Such certificate shall also state that except as noted, from the balance sheet date through the end of the previous quarterly period there has been no Material Adverse Effect.

6.5     SEC Filings.

(a)     The Company acknowledges that:

(i)     the Parent’s stockholders must approve the transactions contemplated by this Agreement prior to the transactions contemplated hereby being consummated and that, in connection with such approval, the Parent must call a special meeting of its stockholders requiring Parent to prepare and file with the SEC a proxy statement and proxy card (the “Proxy Statement”);

(ii)     the Parent will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii)     the Parent will be required to file Current Reports on Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b)     In connection with any filing the Parent makes with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company will, and will use its best efforts to cause its Affiliates, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, to use their best efforts to (i) cooperate with the Parent, (ii) respond to questions about the Company required in any filing or requested by the SEC in a timely fashion, and (iii) promptly provide any information requested by Parent or Parent’s representatives in connection with any filing with the SEC.

6.6     Financial Information. The Company will promptly provide additional financial information requested by the Parent for inclusion in any filings to be made by the Parent with the SEC. If requested by the Parent, such information must be reviewed or audited by the Company’s auditors.

6.7     Employees of the Company and the Manager. Schedule 6.7 lists those employees designated by the Company as key personnel of the Company (the “Key Personnel”). The Key Personnel shall, as a condition to their continued employment with the Company, execute and deliver to the Company non-solicitation, non-service and confidentiality agreements in form and substance satisfactory to Parent (the “Confidentiality and Non-Solicitation Agreements”).

6.8     Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company shall duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

6.9     Best Efforts to Obtain Consents. The Company shall use its best efforts to obtain each third party consent required under this Agreement as promptly as practicable hereafter.

6.10     Restructuring. Prior to the Closing Date, the Company shall acquire the entities listed on Schedule 6.10 (the “Restructuring”) with a total consideration not exceed $500,000 or an amount as mutally agreed by the Company and the Parent.

ARTICLE VII
COVENANTS OF THE PARENT Pending closing

The Parent agrees that:

7.1     Access to Information.

(a)     From the date hereof until and including the Closing Date, the Parent shall, to the best of its ability, (a) continue to give the Company, its legal counsel and other representatives full access to the offices, properties and Books and Records, (b) furnish to the Company, its legal counsel and other representatives such information relating to its business as such Persons may request and (c) cause the employees, legal counsel, accountants and representatives of the Parent to cooperate with Company in its investigation of the Parent; provided that no investigation pursuant to this Article (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Parent and, provided further, that any investigation pursuant to this Article shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Parent.

(b)     If requested by the Company, the Parent shall arrange for representatives of the Company to meet with or speak to the representatives of the ten (10) largest suppliers of the Parent.

7.2     Notice of Certain Events. The Parent shall promptly notify the Company of:

(a)     any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Parent, post-Closing) to any such Person or create any Lien on any Parent Capital Stock or any of the Parent’s assets;

(b)     any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c)     any Actions commenced or threatened against, relating to or involving or otherwise affecting the Parent, Parent Capital Stock or the Parent’s assets or its business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d)     the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a material adverse change; or

(e)     the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by the Parent to be false or misleading in any respect or to omit or fail to state a material fact.

7.3     Proxy Statement. The Parent shall use its commercially reasonable efforts to file the Proxy Statement and other SEC filings in accordance with the terms of Article 6.5(a) hereof, including such information as is required under the Exchange Act and the rules and regulations of the SEC to obtain its stockholder approval for the Merger and the transactions contemplated hereby.

7.4     Dividends; Distributions. From the date hereof through the Closing Date, Parent shall not pay, declare or promise to pay any dividends or other distributions with respect to its capital stock, or pay, declare or promise to pay any other payments to any stockholder of Parent (other than, in the case of any stockholder that is an employee of the Company, payments of salary accrued in said period at the current salary rate or any Affiliate of the Company).

ARTICLE VIII
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

8.1     Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and in the case of the Company, as reasonably requested by Parent, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver, or cause to be executed and delivered, such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

8.2     Tax Matters.

(a)     The Stockholders’ Representative shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company required to be filed by the Company after the Closing Date for taxable periods ending on or before the Closing Date. Such Tax Returns shall be true, correct and complete, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period, and shall not make, amend, revoke or terminate any Tax election or change any accounting practice or procedure without the prior written consent of the Parent. The cost of preparing such Tax Returns shall be borne by the Company. The Stockholders’ Representative shall give a copy of each such Tax Return to the Parent with sufficient time prior to filing for the latter’s review and comment. The Stockholders’ Representative (prior to the Closing) and the Parent (following the Closing) shall cause the Company to cooperate in connection with the preparation and filing of such Tax Returns, to timely pay the Tax shown to be due thereon, and to furnish the Parent proof of such payment.

(b)     Parent shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company for taxable periods ending after the Closing Date. Any such Tax Returns for a period that includes the Closing Date shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period, and shall not make, amend, revoke or terminate and tax election or change any accounting practice or procedure without the prior consent of the Stockholders’ Representative, which consent shall not unreasonably be withheld, delayed or conditioned.

(c)     Following the Closing, the Stockholders’ Representative may amend any Tax Return of the Company for any taxable period ending on or before the Closing with the consent of Parent, which consent shall not unreasonably be withheld, delayed or conditioned. Parent shall cause the Company to cooperate with the Stockholders’ Representative in connection with the preparation and filing of such amended Tax Returns and any Tax proceeding in connection therewith. The cost of preparing and filing such amended Tax Returns or participating in any such Tax proceeding shall be borne by the Company.

(d)     Following the Closing, the Parent may amend any Tax Return of the Company for any taxable period ending on or before the Closing to correct any errors, with the consent of the Stockholders’ Representative, which consent shall not unreasonably be withheld, delayed or conditioned. The cost of preparing and filing such amended Tax Returns shall be borne by the Company.

(e)     Parent shall retain (or cause the Company to retain) all Books and Records with respect to Tax matters of the Company for Pre-Closing Periods for at least seven (7) years following the Closing Date and shall abide by all record retention agreements entered into by or with respect to the Company with any Taxing Authority.

8.3     Confidentiality. Except as necessary to complete the Proxy Statement; the Company and the Stockholders, on the one hand, and the Parent, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party and/or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished (the “receiving party”), (b) in the public domain through no fault of the receiving party or (c) later lawfully acquired by the receiving party from other sources, which source is not the agent of the furnishing party, and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information and provided such care is reasonable under the circumstances. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement.

8.4     Existing Agreements. The Company and the Stockholders hereby agree that any transactions with third parties entered into by Parent or Parent’s Subsidiaries that the Parent has approved prior to the Closing shall be consummated in accordance with the terms thereof whether before or after the Closing.

8.5     Affiliate Leases. The parties acknowledge that the Company, the Company’s Subsidiaries, and/or the VIEs (collectively, the “Company Entities”) have entered into a number of real property leases with B&R Group Realty Holding LLC, a Delaware limited liability company affiliated with the Company (“B&R Realty”) and/or its Subsidiaries (collectively, the “Realty Affiliates”), whereby the Company Entities lease certain real properties from the Realty Affiliates (collectively, the “Affiliate Leases”). Effective as of the Closing, each of the Affiliate Leases shall be amended and restated. Except to the extent otherwise agreed in writing between the Company and the Parent, each such Affiliate Lease, as so amended and restated, shall (i) be a triple-net lease in the form currently promulgated by the American Industrial Real Estate Association (AIR); (ii) have a term of ten (10) years, commencing on the Closing Date, with one ten (10) year renewal option at then fair market rental, as determined by agreement or (if there is no agreement) by arbitration; (iii) call for an initial base rent equal to fair rental value as of the Closing, as determined prior to the Closing by a third-party appraiser mutually satisfactory to the Company and the Parent; (v) call for 2.5% annual increases in base rent, both during the initial term and during any option term; and (vi) be unconditionally guaranteed (using an AIR standard Guaranty of Lease form) by the Parent. The Affiliate Leases shall also give the Parent a right of first refusal on the sale of the property.

8.6     Bank Loans. The parties acknowledge that (i) the Company and certain other Company Entities are borrowers under a $75 Million revolving credit facility (the “Working Capital Facility”) provided by JP Morgan Chase Bank, N.A. (“JP Morgan”); (ii) B&R Realty and certain or all of the other Realty Affiliates are borrowers under a $60 Million real estate credit facility provided by JP Morgan (the “Real Estate Facility”); (iii) B&R Group Logistics Holding LLC, a Delaware limited liability company and a Subsidiary of the Company, and Lenfa Food, LLC, a Colorado limited liability company and a Subsidiary of B&R Realty, are borrowers under a $5 Million capital expense credit facility provided by J.P. Morgan (the “CapEx Facility”); (iv) all of the borrowers under each of the Working Capital Facility, the Real Estate Facility, and the CapEx Facility (collectively, the “Credit Facilities”) are co-borrowers under each of the other Credit Facilities, and all of the Credit Facilities are cross-collateralized. The parties shall cooperate with each other and use their best efforts to modify the Credit Facilities prior to the Closing to ensure that as of the Closing, (a) only Company Entities and/or the Parent are liable under the Working Capital Facility or that portion of the CapEx Facility that is shown on the consolidated balance sheet of the Company as a liability of the Company Entities, and only collateral belonging to Company Entities and/or the Parent collateralizes the Working Capital Facility or that portion of the CapEx Facility that is shown on the consolidated balance sheet of the company as a liability of the Company Entities; (b) only Realty Affiliates are liable under the Real Estate Facility or that portion of the CapEx Facility that is not shown on the consolidated balance sheet of the Company as a liability of the Company Entities, and only collateral owned by Realty Affiliates secures the Real Estate Facility or that portion of the CapEx Facility that is not shown on the consolidated balance sheet of the Company as a liability of the Company Entities. Without limiting the generality of the foregoing, the Parent agrees that it will, to the extent necessary to achieve the foregoing restructurig of the Credit Facilities (the “Credit Restructuring”), (x) guarantee, and/or become a co-borrower with respect to, the Working Capital Facility and/or that portion of the CapEx Facility that is shown on the consolidated balance sheet of the Company as a liability of the Company Entities; and (y) guarantee all of the Affiliate Leases. The completion of the Credit Restructuring to the mutual satisfaction of the Company and the Parent shall be a condition to both the Company’s and the Purchaser’s and the Parent’s obligations to close.

8.7     Notice of Developments.

(a)     Company may elect at any time to notify Parent of any development causing a breach of any of its representations and warranties in Sections 4.1 – 4.41 above. Unless Parent has the right to terminate this Agreement pursuant to Section 12.1(b) below by reason of the development and exercises that right within the period of 30 days referred to in Section 12.1(b) below, the written notice pursuant to this Section 8.6(a) will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in Sections 4.1 – 4.41, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

(b)     Each of Parent and the Company will give prompt written notice to the other Party of any Material Adverse Change causing a breach of its own representations and warranties in Articles III and IV above. No disclosure by any Parent pursuant to this Section 8.6(b), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

ARTICLE IX
CONDITIONS TO CLOSING

9.1     Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction of all the following conditions:

(a)     No provisions of any applicable Law, and no Order shall prohibit or impose any condition on the consummation of the Closing;

(b)     There shall not be any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing; and

(c)     The Additional Agreements shall have been executed and delivered by the other parties thereto.

9.2     Conditions to Obligations of Parent. The obligation of Parent to consummate the Closing is subject to the satisfaction, or the waiver at Parent’s sole and absolute discretion, of all the following further conditions:

(a)     The Company shall have duly performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b)     All of the representations and warranties of the Company contained in this Agreement, the Additional Agreements and in any certificate delivered by the Company pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall:

(i)      be true, correct and complete in all material respects (1) at and as of the date of this Agreement (except as provided in the disclosure schedules or as provided for in Article (V) hereof, or, (2) if otherwise specified, when made or when deemed to have been made, and

(ii) be true, correct and complete as of the Closing Date with only such exceptions as could not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c)     There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.

(d)     Parent shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (c) of this Article 9.2.

(e)     Parent shall have received copies of all required third party consents (including the consents of the landlords under the Leases and the consents of lenders), in form and substance reasonably satisfactory to Parent, and no such third party consents shall have been revoked.

(f)     Parent shall have received copies of all Governmental Approvals, in form and substance reasonably satisfactory to Parent, and no such Governmental Approval shall have been revoked.

(g)     The Restructuring shall have been completed.

(h)     Parent shall have received Schedules from Company updated as of the Closing Date, which shall not be materially different than the Schedules provided by Company as of the date hereof.

(i)     The requisite majority of Parent’s shareholders shall have approved the transactions contemplated by this Agreement in accordance with the provisions of Parent’s organizational documents and Delaware Law.

(j)     Purchaser shall have completed its due diligence investigation of the Company.

9.3     Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a)     The Parent shall have duly performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b)     All of the representations and warranties of the Company contained in this Agreement, the Additional Agreements and in any certificate delivered by the Parent pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, regardless of whether it involved a known risk, shall:

(i)       be true, correct and complete in all material respects (1) at and as of the date of this Agreement (except as provided in the disclosure schedules or as provided for in Article V), or, (2) if otherwise specified, when made or when deemed to have been made, and

(ii)      be true, correct and complete in all material respects as of the Closing Date, with only such exceptions as could not in the aggregate reasonably be expected to have a material adverse effect.

(c)     There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a material adverse effect on Parent, regardless of whether it involved a known risk.

(d)     The Company shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Parent to the effect set forth in clauses (a) through (c) of this Article 9.3.

(e)     The Company shall have received Schedules from Parent updated as of the Closing Date, which shall not be materially different than the Schedules provided by Parent as of the date hereof.

ARTICLE X
INDEMNIFICATION

10.1     Indemnification of Parent. The Company and Stockholders (solely with respect to claims made under this Article 10.1 prior to the Closing) jointly and severally agree to indemnify and hold harmless Parent, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (the “Parent Indemnitees”), against and in respect of any and all out-of-pocket loss, cost, payment, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Parent Indemnitee as a result of or in connection with (a) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of the Company and/or the Stockholders contained herein or in any of the Additional Agreements or any certificate or other writing delivered pursuant hereto, (b) any actions by any third parties with respect to the Business (including breach of contract claims, violations of warranties, trademark infringement, privacy violations, torts and/or consumer complaints) for any period on or prior to the Closing Date (c) the violation of any Laws in connection with or with respect to the operation of the Business on or prior to the Closing Date, (d) any claims by any employee of the Company or any of its Subsidiaries with respect to any period or event occurring on or prior to the Closing Date, or relating to the termination of employee’s employment status in connection with the transactions contemplated by this Agreement, or the termination, amendment or curtailment of any employee benefit plans, (e) the failure of the Company or any of its Subsidiaries to pay any Taxes to any Taxing Authority or to file any Tax Return with any Taxing Authority with respect to any Pre-Closing Period, or (f) any sales, use, transfer or similar Tax imposed on Parent or its Affiliates as a result of any transaction contemplated by this Agreement. The total payments made by the Stockholders to the Parent Indemnitees with respect to Losses shall not exceed $15,000,000 (the “Indemnifiable Loss Limit”), except that the Indemnifiable Loss Limit shall not apply with respect to any Losses relating to or arising under or in connection with breaches of Articles 4.15 (Properties; Title to the Company’s Assets), 4.25 (Employees), 4.26 (Employment Matters), 4.27 (Withholding), 4.28 (Employee Benefits and Compensation), 4.29 (Real Property), or 4.31 (Tax Matters). Notwithstanding anything set forth in this Article 10.1, any Losses incurred by any Parent Indemnitee arising out of the failure of any Stockholder to perform any covenant or obligation to be performed by such Stockholder at or after the Closing Date, shall not, in any such case, be subject to or applied against the Indemnifiable Loss Limit. Any liability incurred by the Stockholders pursuant to the terms of this Article 10.1 shall be paid solely by the return for cancellation of the Escrow Shares in accordance with the terms of the Escrow Agreement. Notwithstanding anything to the contrary set forth herein, the foregoing indemnification obligations except with respect to Articles 4.25 (Employees), 4.26 (Employment Matters), 4.27 (Withholding), 4.28 (Employee Benefits and Compensation), 4.29 (Real Property), and 4.31 (Tax Matters) shall be effective only if any Parent Indemnitee has suffered, incurred, sustained, or become subject to Losses in excess of $150,000 in the aggregate (the “Deductible”), it being understood that such Parent Indemnitee shall only be entitled to indemnification for such Losses to the extent such Losses exceed the Deductible.

10.2     Procedure. The following shall apply with respect to all claims by any Parent Indemnitee (an “Indemnified Party”) for indemnification:

(a)     An Indemnified Party shall give the Stockholders’ Representative prompt notice (an “Indemnification Notice”) of any third-party action with respect to which such Indemnified Party seeks indemnification pursuant to Article 10.1 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Article 10.1, except to the extent such failure materially and adversely affects the ability of the Stockholders or the Company, as applicable (any of such parties, “Indemnifying Parties”) to defend such claim or increases the amount of such liability.

(b)     In the case of any Third-Party Claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Parties, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Parties, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Article 10.1 are applicable to such action and the Indemnifying Parties will indemnify such Indemnified Party in respect of such action pursuant to the terms of Article 10.1 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Parties’ liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Parties to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third-Party Claim.

(c)     If the Indemnifying Parties assume the defense of any such Third-Party Claim pursuant to Article 10.2(b), then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Parties and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Parties so assume the defense of any such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such separate counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Parties.

(d)     If the Indemnifying Parties elect to assume the defense of any Third-Party Claim pursuant to Article 10.2(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from or fail to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties fail to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense. Notwithstanding anything to the contrary, the Indemnifying Parties shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third-Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) that involves criminal allegations against the Indemnified Party or (y) the entire Third-Party Claim if such Third-Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party retains control of the Third-Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

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(e)     If the Indemnifying Parties undertake the defense of any Third-Party Claim pursuant to Article 10.1 and the Indemnified Party proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense. The Indemnifying Parties shall not, without the prior written consent of such Indemnified Party, settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (ii) in which such Third-Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other actions (known or unknown) arising or which might arise out of the same facts.

10.3     Escrow of Escrow Shares by Stockholders. The Company and the Stockholders hereby authorize Parent to deliver the Escrow Shares into escrow (the “Escrow Fund”) pursuant to the Escrow Agreement.

(a)     Escrow Shares. Payment of Dividends; Voting. Any dividends, interest payments, or other distributions of any kind made in respect of the Escrow Shares will be delivered promptly to the Escrow Agent to be held in escrow. The Stockholders shall be entitled to vote the Escrow Shares on any matters to come before the stockholders of Parent.

(b)     Distribution of Escrow Shares. At the times provided for in Article 10.3(d), the Escrow Shares and any paid or accrued dividends thereon shall be released to the Stockholders’ Representative for distribution to the Stockholders. Parent will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate persons. Certificates representing Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Escrow Fund to the Stockholders’ Representative and all fractional shares shall be rounded to the nearest whole share.

(c)     Assignability. No Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Stockholders or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Stockholders, prior to the delivery to such Stockholders by the Stockholders’ Representative of the Escrow Shares by the Escrow Agent as provided herein.

(d)     Release from Escrow Fund. Within five (5) business days following expiration of the Survival Period (the “Release Date”), the remaining Escrow Shares will be released from escrow to the Stockholders’ Representative less the number or amount of Escrow Shares (valued in accordance with Section 10.5) equal to the amount of any potential Losses set forth in any Indemnification Notice from Parent with respect to any pending but unresolved claim for indemnification. Prior to the Release Date, the Stockholders’ Representative shall issue to the Escrow Agent a certificate executed by it instructing the Escrow Agent to release such number of Escrow Shares determined in accordance with this Article 10.3(d). Any Escrow Shares retained in escrow as a result of the immediately preceding sentence shall be released to the Stockholders’ Representative promptly upon resolution of the related claim for indemnification in accordance with the provisions of this Article X.

10.4     Periodic Payments. Any indemnification required by Article 10.1 for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Parties to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred and in no event later than 45 days from the date of when bills are received.

10.5     Payment of Indemnification. In the event that Parent is entitled to any indemnification pursuant to this Article X, the Stockholders shall, by means of the Escrow, jointly and severally pay the amount of the indemnification (subject to the limitation set forth in Article 10.1) in shares of Parent Common Stock valued at the time of such payment at the volume weighted average closing price of such Parent Common Stock on NASDAQ for the 20 trading days prior to such payment date. Any payments by the Stockholders to a Parent Indemnitee will be treated as an adjustment to the Purchase Price.

10.6     Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third party reimbursement actually received.

10.7     Survival of Indemnification Rights. The representations and warranties of the Company, the Stockholders and Parent shall survive until twelve (12) months (the “Survival Period”) following the Closing. The indemnification to which any Indemnified Party is entitled from the Indemnifying Parties pursuant to Article 10.1 for Losses shall be effective so long as it is asserted prior to: (x) ninety (90) days after the expiration of the Survival Period and the breach or the alleged breach of any covenant or agreement of any Indemnifying Party occurred within the Survival Period. The obligations of the Company (but not of the Stockholders) in Articles VI and VIII shall terminate upon the Closing.

ARTICLE XI
DISPUTE RESOLUTION

11.1     Arbitration.

(a)     The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement, or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise). Notwithstanding the foregoing, the provisions of this Section 11.1(a) shall not apply to any matters subject to determination in accordance with Section 3.4.

(b)     If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York City Regional Office of the AAA in accordance with the AAA’s procedures upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of such written request.

(c)     The laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within one hundred twenty (120) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)     The arbitration shall be held in New York, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e)     On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Article 11.1(c).

(f)     The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g)     The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief (including actual attorneys’ fees and costs) shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. Neither party shall be entitled to special or punitive damages. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h)     Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in New York, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i)     The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the gross negligence or willful misconduct of the person indemnified.

(j)     This arbitration section shall survive the termination of this Agreement and any agreement contemplated hereby.

11.2     Waiver of Jury Trial; Exemplary Damages.

(a)     THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b)     Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by such respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XII
TERMINATION

12.1     Termination of Agreement. This Agreement may be terminated as provided below:

(a)     Parent and Company may terminate this Agreement by mutual written consent as any time prior to the Closing Date;

(b)     Parent may terminate this Agreement by giving written notice Company at any time prior to the Closing (A) in the event Company has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Parent has notified Company of the breach, and the breach has contained without a cure for a period of 30 days after the notice of breach of (B) if the Closing shall not have occurred on or before December 31, 2019, by reason of the failure of any condition precedent under Sections 9.1 and 9.2 hereof (unless the failure results primarily from Parent itself breaching any representation, warranty, or covenant contained in this Agreement); and

(c)     Company may terminate this Agreement by giving written notice to Parent at any time prior to the Closing (A) in the event Parent has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Company has notified Parent of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 31, 2019, by reason of the failure of any condition precedent under Section 9.1 and 9.3 hereof (unless the failure results primarily from Company itself breaching any representation, warranty, or covenant contained in this Agreement).

12.2     Effect of Termination. In the event that this Agreement is terminated pursuant to (b) or (c) above, the breaching party shall be obligated to pay the non-breaching party a break-up fee of $3,000,000, promptly after termination of this Agreement by the non-breaching party.

12.3     No Other Termination. Except as otherwise specified herein, neither the Parent nor the Company may terminate this Agreement without the prior written consent of the other party.

12.4     Survival. The provisions of Article X through Article XIII shall survive any termination hereof.

ARTICLE XIII
MISCELLANEOUS

13.1     Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to Parent or the Company (following the Closing), to:

HF Foods Group Inc.
6001 West Market Street

Greensboro, NC 27409
Attention: Zhou Min Ni
Email: zhoumin.n@hffoodsgroup.com

Fax: (336) 268-2642

with copies to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Giovanni Caruso, Esq.
Email: gcaruso@loeb.com

Fax: (212) 407-4866

and

Puryear and Lingle, PLLC

5501-E Adams Farm Lane

Greensboro, NC 27407

Email: puryear@puryearandlingle.com and lingle@puryearandlingle.com

Fax: (844) 459-6709

if to the Company (prior to the Closing):

B&R Global Holdings, Inc.

19319 Arenth Avenue

City of Industry, CA 91748

Attn: Xiao Mou Zhang

Email: peterzhang@rongcheng.us

Fax: (626) 338-7133

 with a copy to (which shall not constitute notice):

Musick, Peeler & Garrett, LLP

624 S. Grand Avenue, Suite 2000

Los Angeles, CA 90017

Attn: Tim T. Chang, Esq.

Email: t.chang@musickpeeler.com

Fax: (213) 624-1376

if to the Stockholders’ Representative:

19319 Arenth Avenue

City of Industry, CA 91748

Attn: Xiao Mou Zhang

Email: peterzhang@rongcheng.us

Fax: (626) 338-7133

13.2     Amendments; No Waivers; Remedies.

(a)     This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)     Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party shall waive or otherwise affect any obligation of that party or impair any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)     Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d)     Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

13.3     Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

13.4     Publicity. Except as required by law and except with respect to the Parent SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued.

13.5     Expenses. Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, unless otherwise specified herein.

13.6     No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

13.7     Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

13.8     Counterparts; facsimile signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

13.9     Entire Agreement. This Agreement together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

13.10     Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

13.11     Construction of Certain Terms and References; Captions. In this Agreement:

(a)     References to particular Articles, sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b)     The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c)     Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d)     Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e)     If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f)     Captions are not a part of this Agreement, but are included for convenience, only.

(g)     For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of the Company” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the Key Personnel.

13.12     Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

13.13     Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

13.14     Stockholders’ Representative. Xiao Mou Zhang is hereby appointed as agent and attorney-in-fact (the “Stockholders’ Representative”) for each Stockholder, (i) to give and receive notices and communications to or by Parent for any purpose under this Agreement and the Additional Agreements, (ii) to agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any indemnification claims (including Third-Party Claims) under Article X or other disputes arising under or related to this Agreement, (iii) to enter into and deliver the Escrow Agreement on behalf of each of the Stockholders, (iv) to authorize or object to delivery to Parent or the Surviving Corporation of the Escrow Fund, or any portion thereof, in satisfaction of indemnification claims by Parent or the Surviving Corporation in accordance with the provisions of the Escrow Agreement, (v) to act on behalf of Stockholders in accordance with the provisions of the Agreement, the securities described herein and any other document or instrument executed in connection with the Agreement and the Merger and (vi) to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing. Such agency may be changed by the Stockholders from time to time upon no less than twenty (20) days prior written notice to the Parent and, if after the Effective Time, the Surviving Corporation, provided, however, that the Stockholders’ Representative may not be removed unless holders of at least 51% of all of the Company Common Stock on an as-if converted basis outstanding immediately prior to the transaction contemplated by this Agreement agrees to such removal. Any vacancy in the position of Stockholders’ Representative may be filled by approval of the holders of at least 51% of all of the Company Common Stock on an as-if converted basis outstanding immediately prior to the transaction contemplated by this Agreement. Any removal or change of the Stockholders’ Representative shall not be effective until written notice is delivered to Parent. No bond shall be required of the Stockholders’ Representative, and the Stockholders’ Representative shall not receive any compensation for his services as such. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from the Stockholders. The Stockholders’ Representative shall not be liable for any act done or omitted hereunder while acting in good faith and in the exercise of reasonable business judgment. A decision, act, consent or instruction of the Stockholders’ Representative shall, for all purposes hereunder, constitute a decision, act, consent or instruction of all of the Stockholders of the Company and shall be final, binding and conclusive upon each of the Stockholders. The Stockholders shall severally indemnify the Stockholders’ Representative and hold him harmless against any loss, liability, or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. Notwithstanding anything in this Article 13.14 to the contrary, the Stockholders’ Representative (in his capacity as such) shall have no obligation or authority with respect to any indemnification claims against a Stockholder made by a Parent Indemnitee under Article X hereof.

13.15     Hart-Scott-Rodino Act Filings. The Parent and the Company shall equally bear the costs of all expenses and fees associated with the preparation and submission of all documentation, correspondence or representations in relation to actions required to be taken under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

HF FOODS GROUP INC., a Delaware corporation

By:	/s/
Name: Zhou Min Ni
Title: Chief Exectuive Officer

Purchaser:

B&R MERGER SUB INC., a Delaware corporation

By:	/s/
Name: Zhou Min Ni
Title: Director

Company:

B&R GLOBAL HOLDINGS, INC., a Delaware corporation

By:	/s/
Name: Xiao Mou Zhang
Title: Chief Executive Officer

[Stockholder signature page begins on next page]

Signature Page to HF Foods – B&R Global Holdings Merger Agreement

Stockholders:

/s/
Allen Xinbin Lin

/s/
Jing Wang

/s/
Guan Li Liu

/s/
Hua Gui Liang

/s/
Hua Zhang

/s/
Jack Liang

/s/
Jia Jing Zheng

/s/
Lin Chun Liu

Signature Page to HF Foods – B&R Global Holdings Merger Agreement

JJ & J Development, LLC

By:	/s/
Name: Jia Hui Liang
Title: Manager

/s/
Joshua Liang

/s/
Ke Jie Lin

Linni Holding LLC

By:	/s/
Name: Zhuang Ji Steve Lin
Title: Manager

/s/
Mindy Fang

/s/
Qing Wu Sun

/s/
Ruohong Huang

/s/
So Wah Lau

Signature Page to HF Foods – B&R Global Holdings Merger Agreement

Spot Light Investments, LLC

By:	/s/
Name: Xiao Mou Zhang
Title: Manager

DL5 Investments, LLC

By:	/s/
Name: Anna Chen
Title: Manager

/s/
Xiao Na Guan

/s/
Xiao Peng Guan

Great Wall Seafood LA, Corp.

By:	/s/
Name: Yu Zhou Zheng
Title: President

/s/
Yue E. Lin

/s/
Cong Wang

Signature Page to HF Foods – B&R Global Holdings Merger Agreement

/s/
Heungwing Chai

/s/
Jin Zhang

/s/
Kit Yue Cheng

/s/
Lam San Cheng

/s/
Ngai Cheng

/s/
Rong Hua Dong

/s/
Shiyong Lin

/s/
Tsz C. Lam

/s/
Xiao Mou Zhang

/s/
Xiao Yong Zhang

Signature Page to HF Foods – B&R Global Holdings Merger Agreement

/s/
Lu Sheng Liu

/s/
Rain R. Qiu

/s/
Jia Yong Chen

/s/
Jia Yong Chen

/s/
Ke Jia Zheng

/s/
Zhuofan Lin

/s/
Jian Li

S&S Family Ventures, LLC

By:	/s/
Name: Sha Zhang
Title: Manager

/s/
Xiao Zhong Zhang

/s/
Shun Chen Chan

Signature Page to HF Foods – B&R Global Holdings Merger Agreement

/s/
Hongzu Zhang

JJJ Liang Irrevocable Trust

By:	/s/
Name: Jia Hui Liang
Title: Trustee

/s/
Ge Yu

Stockholders’ Representative:

/s/
Xiao Mou Zhang

Signature Page to HF Foods – B&R Global Holdings Merger Agreement

EXHIBIT A

Form of Escrow Agreement

EXHIBIT B

Form of Tag-Along Agreement

EXHIBIT C

Form of Registration Rights Agreement

EXHIBIT D

Form of Voting Agreement

EXHIBIT E

Form of Amended and Restated Certificate of Incorporation